UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):  January 7, 2008

FAR EAST ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060
(Address of principal executive offices)

(832) 598-0470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.   Termination of a Material Definitive Agreement

The discussion set forth below under “Item 5.02 – Departure, Election, or Appointment of Directors or Officers; Compensatory Arrangements of Officers” regarding Don Duttlinger is incorporated in this “Item 1.02 – Termination of a Material Definitive Agreement.”

Item 5.02.   Departure, Election or Appointment or Directors or Officers; Compensatory Arrangements of Officers.

    On January 9, 2008, Lucian L. Morrison was appointed to the Board of Directors of Far East Energy Corporation (the "Company").  He was also appointed to serve as a member of the Audit Committee.

     Also, on January 9, 2008, in conjunction with joining the Board of Directors, Mr. Morrison was granted an option to purchase up to 188,000 shares of the Company’s common stock at an exercise price equal to $0.94 per share (which is equal to the fair market value of the Company’s common stock on the date of grant). The option will vest in four equal annual installments, with 25% vesting on the grant date of January 9, 2008 and an additional 25% vesting on each of the succeeding three anniversary dates of the grant date. In Mr. Morrison’s capacity as a director, he will receive the customary meeting fees paid by the Company.

    On January 7, 2008, Far East Energy (Bermuda), Ltd. ("FEEB"), a wholly-owned subsidiary of the Company, and Don Duttlinger mutually agreed that Mr. Duttlinger would depart from his employment with FEEB.  As a result Mr. Duttlinger resigned from his positions as President of FEEB and China Country Manager with immediate effect.  In conjunction with his resignation, his employment agreement with FEEB was terminated.  There were no severance or other payments made to Mr. Duttlinger in connection with his separation from service and all of his unvested stock options were forfeited.

    The Company intends to replace Mr. Duttlinger and is in advanced discussions with an individual to serve as China Country Manager and President of FEEB.  The Company expects to make an announcement of such hiring in the near future.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 10, 2008

Far East Energy Corporation

By:  /s/ Michael R. McElwrath
Michael R. McElwrath
       Chief Executive Officer